EXHIBIT 10.1

Thomas G. Musial
2400 S. 44th Street
P.O. Box 66
Manitowoc, WI 54221-0066

April 26, 2016

David Antoniuk
77 Goldfinch Circle
Phoenixville, PA 19460

Dear David:
This is to confirm our offer of employment accepted by you today. As Chief Financial Officer for Manitowoc Cranes, you are scheduled to report to Barry Pennypacker, President and CEO of Manitowoc Cranes at a starting salary of $490,000.00 per year with a tentative starting date of May 31, 2016.

This offer is contingent upon your passing the Company pre-employment drug and background screens and the return of a signed copy of the following agreements:

•	Non-Solicitation Agreement

•	Non-Disclosure/Confidentiality Agreement

In addition to your starting salary, as dictated by the applicable plan or program, all of which are subject to change from time to time, you will be eligible to participate in the Manitowoc benefit programs listed below:

•	Immediate participation in The Manitowoc Company 401 (k) Retirement Plan.

•	The company will match your contributions to your 401(k) Retirement Plan as follows:

•	100% company matching contribution on the first 3% of pay that you contribute.

•	50% company matching contribution on the next 2% of pay that you contribute.

In addition to the 401(k) match described above, you may receive an annual company retirement contribution if you participate in the Company 401(k) Plan and if the company meets certain financial targets.  The payment formula for 2016 is based on your level of deferral contribution and how the Company performs relative to established criteria.

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Participation in the Manitowoc Company, Inc. Short Term Incentive Plan (STIP) effective on your date of hire. Your target bonus is 75% of your eligible earnings (your prorated earnings during your first year of employment with Manitowoc) for meeting 100% of the (STIP) Target in your first year with Manitowoc.  The Plan allows for payment beyond the target percent up to 200% of your job’s targeted percent, which would be equivalent to 150% of your eligible earnings.  In addition, in accordance with the Manitowoc Short-Term Incentive Plan, you must remain employed with Manitowoc through the end of the Plan/calendar year in order to receive a payout.

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Upon commencement of your employment with the Company, you will be granted an initial award of restricted stock units under the Company’s 2013 Omnibus Incentive Plan. The fair market value of the restricted stock units comprising the initial award will equal $500,000 -- determined in the same manner that grant value (and the number of restricted stock units awarded) was determined for the annual grants to other executive officers of the Company for 2016. This initial grant would be made shortly after your start date. The restricted stock units awarded under this section shall vest 100% in three year on the anniversary of the grant date. These restricted stock units will be administered by Charles Schwab as all Company grants.

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Positions at this level have historically been eligible for our equity grant review by The Manitowoc Company Board of Directors. For this role, your long term incentive award grant target is Seven Hundred Ninety-One Thousand Dollars ($791,000.00) per year. The past practice has been to approve the grants during the Board meeting in late February. All grants are determined by the Company’s board of directors and are subject to the terms of an award agreement consistent with award agreements provided to other Manitowoc Cranes executives, including similar vesting and performance conditions. However, you will receive a pro-rata 2016 grant equivalent to $462,000 in value of which 50% will be delivered in non-qualified stock options and 50% in performance shares. This initial grant would be made shortly after your start date as well.

•	You will be provided a two year (Double Trigger) Change in Control Agreement upon hire.

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In addition, you are eligible to participate in the Deferred Compensation Plan. Attached are details of the plan as in effect today. To participate in the Deferred Compensation Plan, complete the deferral agreement and return to Nancy Musial, Human Resources Manager, P. O. Box 66, Manitowoc, WI  54221-0066.

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The first day of the month after a one calendar month waiting period, you will be eligible for the Company Life Insurance, Health Coverage, Vision Care Plan, Flexible Spending Account, and Dental Plan (Plan 1 or Plan 2).  The costs below are the 2016 biweekly pretax deductions:

	Bi-weekly Employee Contribution
	Medical, Dental Plan 1, Vision	Medical, Dental Plan 2, Vision
Employee Only	$60.52	N/A
Employee + Child	$111.96	$118.24
Employee + Spouse	$160.44	$166.72
Employee + Children	$164.84	$172.46
Employee + Family	$235.96	$243.58

•	The Company currently observes 11 paid holidays per year.

•	Vacation policy is as follows*:
3 Weeks - Effective upon hire date in 2016**
4 Weeks - Effective January 1, 2017**
5 Weeks    -    After twenty-five (25) full years of continuous service
* should either you or the Company terminate your employment for any reason during the first calendar year of employment, any unused vacation will be forfeited
** The normal company policy is 2 weeks of vacation upon date of hire; however, the company will offer an accelerated vacation schedule consisting of three weeks of vacation eligibility beginning 2016 and four weeks each year thereafter, until the next level is reached per the normal schedule (five weeks after twenty-five years of continuous service).

You will be eligible for relocation services provided per enclosed Corporate Policy 905E The Employee Reimbursement Agreement and the Relocation Benefits Authorization Form must be completed and returned to my attention to initiate the relocation process.

We’re proud of the way we’ve built a strong, values-based organization and continue to do the right thing in all our actions and decisions. That’s why we’ve enclosed our policies regarding the Company’s commitment to Global Ethics in order to help you become familiar with how we do business at Manitowoc. Please review these policies and return the Global Ethics Certification on your first day of employment. Additional materials will be provided to you on your first day of employment regarding the Company’s policies and procedures.

While we hope you accept our offer, nothing in this letter should be construed as creating an employment contract or guaranteeing any benefit for a definite period of time, as all employees of the Company are employed at-will.

We look forward to you accepting your new role and building a successful future with the Manitowoc team. Should you have any questions or desire any additional information, please feel free to call me at 1.920.652.1738 (office) or 1.920.860.0484 (cell).

This offer is valid until May 2, 2016. If you intend to accept this offer, please sign below and return a copy of this offer to me by that date, along with signed copies of the documents identified above.

Sincerely,

THE MANITOWOC COMPANY, INC.

/s/ Thomas G. Musial
Thomas G. Musial
SVP Human Resources & Administration

Accepted By:

/s/ David Antoniuk	April 27, 2016
David Antoniuk	Date

Cc: Barry Pennypacker